EXHIBIT (d)(12)

As Amended and Restated
Effective April 1, 2003

HCA EMPLOYEE STOCK PURCHASE PLAN

Article 1.      Purpose

          The HCA Employee Stock Purchase Plan (the “Plan”) is intended as an incentive and to encourage stock ownership by all eligible employees of HCA Inc. (the “Company”) and Participating Subsidiaries so that they may share in the prospects of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to this Plan shall constitute options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Code, as amended, which qualify for favorable Federal income tax treatment. The Plan is intended to comply with the provisions of Section 423 of the Code, including the requirement of Section 423(b)(5) of the Code that all employees granted options to purchase Common Stock under the Plan have the same rights and privileges with respect to such options.

Article 2.      Eligible Employees

          All employees of the Company or any of its Participating Subsidiaries who have completed two months of employment (as determined in accordance with Section 1.421-7(h)(2) of the Treasury Regulations) with the Company or any of its Subsidiaries shall be eligible to receive options under this Plan to purchase the Company’s Common Stock. Persons who have been so employed for two months or more on the Commencement Date of a Payment Period shall receive their options as of the first business day of such Payment Period. In no event may an employee be granted an option if such employee, immediately after the option is granted, owns stock representing 5% or more of the total combined voting power or value of all classes of stock of the Company. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

Article 3.      Stock Subject to the Plan

          The total number of shares of Common Stock of the Company that may be issued pursuant to the Plan is 25,000,000 shares, which may consist, in whole or in part, of unissued shares or treasury shares.

Article 4.      Payment Periods and Stock Options

          The six-month periods, December 1 to May 31 and June 1 to November 30, are Payment Periods during which payroll deductions will be accumulated under the Plan. Each Payment Period includes only regular pay days falling within it.

          Two times each year, on the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last business day of such Payment Period, at the Option Price hereinafter provided for, such number of shares of the Common Stock of the Company reserved for the purpose of the Plan which equals the number of whole or fractional shares whose purchase price does not exceed 10% of the employee’s Covered Compensation during the Payment Period divided by the price as determined below, subject to the limitations set forth below, on condition that such employee remains eligible to participate in the Plan as provided herein. The participant shall be entitled to exercise such options as granted only to the extent of his or her accumulated payroll deductions through the last month of a Payment Period. The Option Price for each Payment Period shall be the lesser of (i) 85% of the Closing Market Price of the Company’s Common Stock on the first business day of the Payment Period, or (ii) 85% of the Closing Market Price of the Company’s Common Stock on the last business day of the Payment Period.

          For purposes of this Plan, the term “business day” means a day on which there is trading in the Company’s Common Stock on the New York Stock Exchange, or any other exchange upon which the Company’s Common Stock is then traded.

          No employee shall be granted an option which permits his or her rights to purchase Common Stock under the Plan and any similar plans of the Company or any Subsidiary to accrue at a rate which exceeds $25,000 of fair market value of such Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

          Subject to the other limits of the Plan, the maximum number of shares of Common Stock which may be purchased by any participant for a Payment Period shall be 1,500 shares.

Article 5.      Exercise of Option

          Each eligible employee who continues to be a participant in the Plan on the date that is five business days prior to the third Friday of the last month of a Payment Period shall be deemed to have irrevocably stated his or her intention to exercise his or her option on the last business day of such Payment Period and shall be deemed to have purchased from the Company the number of such whole or fractional shares of Common Stock reserved for the purposes of the Plan as his or her accumulated payroll deductions during such Payment Period will pay for at such option price. If a participant is not an employee on the date that is five business days prior to the third Friday of the last month of a Payment Period, he or she shall not be entitled to exercise his or her option.

Article 6.      Authorization for Entering Plan

          An employee may enter the Plan by filling out, signing and delivering to the Company’s Human Resources Department an Authorization in the form and manner satisfactory to the Company:

A.	stating the whole percentage of Covered Compensation to be deducted regularly from his or her pay; and

B.	authorizing the purchase of stock for him or her in each Payment Period in accordance with the terms of the Plan.

          Such Authorization must be received by the Company’s Human Resources Department no later than the third Friday of the last month of a Payment Period in order to be effective for the following Payment Period.

          The Company will accumulate and hold for the employee’s account the amounts deducted from his or her pay. No interest will be paid on such amounts.

Article 7.      Amount of Payroll Deductions

          An employee may authorize payroll deductions in a whole percentage amount not less than 1% but not more than 10% of his or her Covered Compensation received during the Payment Period.

Article 8.      Change in Payroll Deductions

          Payroll deductions may be increased or decreased only at the beginning of a Payment Period. A new Authorization will be required and must be received by the Company’s Human Resources Department no later than the third Friday of the last month of a Payment Period in order to be effective for the following Payment Period.

          Once each Payment Period a participant may cease making contributions by delivering an Authorization to the Company’s Human Resources Department no later than five business days prior to the third Friday of the last month of the Payment Period. Unless the participant who ceases contributions also withdraws from the Plan pursuant to Article 9 or terminates employment pursuant to Article 13, contributions accumulated during such Payment Period will be applied to the purchase of Common Stock. The participant shall be eligible to recommence contributions on the Commencement Date for the next Payment Period.

Article 9.      Withdrawal from the Plan

          An employee may withdraw from the Plan, in whole but not in part, at any time by delivering an Authorization to the Company’s Human Resources Department indicating such employee’s intent to withdraw. If such Authorization is received at least five business days prior to the third Friday of the last month of a Payment Period, the Company will promptly refund the entire balance of the Participant’s contributions accumulated during such Payment Period. If contributions are withdrawn in this manner, further contributions during that Payment Period will be discontinued in the same manner as provided in Article 8, and the participant shall become eligible to recommence contributions on the next Commencement Date. If an employee’s Authorization is received after the date which is five days prior to the third Friday of the last month of the Payment Period, but before the end of a Payment Period, contributions will be stopped as soon as practicable and contributions accumulated during such Payment Period will be applied to the purchase of Common Stock.

          An employee who withdraws from the Plan is like an employee who has never entered the Plan. To re-enter, he or she must file a new Authorization by the third Friday of the last month of a Payment Period which cannot, however, become effective before the beginning of the next Payment Period following his or her withdrawal.

Article 10.     Establishment of Brokerage Account

          By enrolling in the Plan, each participating employee will be deemed to have authorized the establishment of a brokerage account in his or her name at a securities brokerage firm to be approved by the Committee or the Company.

Article 11.     Issuance of Stock; Fractional Shares

          Stock purchased under the Plan will be held in an account in the name of the employee, or if his or her Authorization so specifies, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, unless prohibited by state law. Certificates will be issued, at the employee’s request and expense, only for whole numbers of shares. Fractional interests in shares will be carried forward in an employee’s account until such time as they equal one full share, or until the termination of an employee’s brokerage account, whereupon an amount equal to the value of such fractional interest shall be paid in cash to the employee.

Article 12.     No Transfer or Assignment of Employee’s Rights

          An employee’s rights under the Plan are the employee’s alone and may not be transferred, assigned to or availed of by any other person. Any option granted to an employee may be exercised only by him or her.

Article 13.     Termination of Employee’s Rights

          Any employee whose employment with the Company (including any Participating Subsidiary) is terminated during the Payment Period because of retirement, discharge, death or for any other reason shall cease being a participant immediately and shall have no further rights under the Plan. The balance of that participant’s contributions shall be refunded to such participant as soon as practical after his or her termination and the option granted to such participant shall be null and void. Notwithstanding the foregoing, if the participant’s employment is terminated after the date that is five business days prior to the third Friday of the last month of the Payment Period, the participant’s option for that Payment Period shall be valid and his or her contributions shall be applied to the purchase of Common Stock, but such participant shall have no rights during the following Payment Period.

          If an employee’s payroll deductions are interrupted by any legal process, the employee will be treated as if he or she terminated employment on the date that the interruption occurs.

          An employee who is transferred to a Subsidiary or other affiliate of the Company which is not a Participating Subsidiary shall either cease making contributions to the Plan and have contributions accumulated during the Payment Period applied to purchase Common Stock, as provided in Article 8, or withdraw from the Plan, as provided in Article 9.

Article 14.     Termination and Amendments to the Plan

          The Plan may be terminated at any time by the Committee. It will terminate in any case when all of the shares of Common Stock reserved pursuant to Article 3 have been purchased. If at any time shares of stock reserved pursuant to Article 3 remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their respective contributions for the Payment Period and the Plan shall then terminate. Upon such termination or any other termination of the Plan, all contributions not used to purchase stock will be refunded.

          The Committee also reserves the right to amend the Plan from time to time in any respect; provided, however, that no amendment shall be effective without prior approval of the stockholders of the Company, which would (a) except as provided in Article 21 increase the number of shares of Common Stock to be offered above or (b) change the class of employees eligible to receive options under the Plan.

Article 15.     Limitations on Sale of Stock Purchased Under the Plan

          The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time he or she chooses; provided, however, that because of certain federal income tax requirements, each employee will agree by entering the Plan, to give the Company prompt written notice of any such stock disposed of within (i) two years after the date of grant of the applicable option or (ii) one year after the transfer of such stock to such employee showing the number of such shares disposed. An appropriate legend requiring such notice shall be placed on the certificates of Common Stock issued hereunder. The employee assumes the risk of any market fluctuations in the price of such stock.

Article 16.     Company’s Payment of Expenses Related to the Plan

          The Company will bear the costs of administering and carrying out the Plan.

Article 17.     Participating Subsidiaries

          If the stock of a United States corporation is acquired by the Company or a Participating Subsidiary so that the acquired corporation becomes a Subsidiary, or if a United States Subsidiary is created, the United States Subsidiary in either case shall automatically become a Participating Subsidiary and its employees shall become eligible to participate in the Plan on the first Commencement Date after the acquisition or creation of the Subsidiary, as the case may be. In the case of an acquisition, credit shall be given to employees of the acquired Subsidiary for service with such corporation prior to the acquisition for purposes of satisfying the requirement of Article 2 of two months continuous employment. Notwithstanding the foregoing, the Committee may by appropriate resolutions (i) provide that the acquired or newly created Subsidiary shall not be a Participating Subsidiary, (ii) specify that the acquired or newly created Subsidiary will become a Participating Subsidiary on a Commencement Date other than the first Commencement Date after the acquisition or creation, or (iii) attach any condition whatsoever (including denial of credit for prior service) to eligibility of the employees of the acquired or newly created Subsidiary, except to the extent such condition would not comply with Section 423 of the Code.

          If the stock of a foreign corporation is acquired by the Company or a Participating Subsidiary so that the acquired corporation becomes a foreign Subsidiary, or if a foreign Subsidiary is created, the foreign Subsidiary in either case shall become a Participating Subsidiary only if it is designated by the Committee to participate in the Plan.

          For the purpose of determining the Participating Subsidiaries on the Effective Date, all Subsidiaries of the Company shall be deemed to have been acquired on the Effective Date and the rules set forth in this Article 17 shall be applied to such Subsidiaries as of the Effective Date.

Article 18.     Administration of the Plan

          The Plan shall be administered by the Committee. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

          The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

Article 19.     Optionees Not Stockholders

          Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee the owner of the shares covered by an option until such shares have been purchased by him or her.

Article 20.     Application of Funds

          The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

Article 21.     Changes in Capital

          If the Common Stock of the Company subject to the Plan shall at any time be changed or exchanged by declaration of a stock dividend, stock split, spinoff, combination of shares, recapitalization, merger, consolidation or other corporate reorganization or change in corporate structure, the number and kind of shares subject to this Plan, the Option Price and the maximum number of shares which may be purchased for any Payment Period shall be appropriately and equitably adjusted by the Committee to reflect the change in capitalization of the Company. The existence of the Plan or options hereunder shall not in any way prevent any transaction described herein and no holder of an option shall have the right to prevent such transaction.

Article 22.     Company’s Rights

          The rights and powers of the Company or any Participating Subsidiary shall not be affected in any way by its participation in this Plan, including but not limited to the right or power of the Company or any Participating Subsidiary to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

Article 23.     Limit on Liability

          No liability whatsoever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, of the Company or any Participating Subsidiary, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therein, and any and all liabilities of any and all rights and claims against the Company, a Participating Subsidiary, or any shareholder, officer or director, as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every participant as a part of the consideration for any benefits under this Plan; provided, however, no waiver shall occur, solely by reason of this Article 23 of any right which is not susceptible to advance waiver under applicable law.

Article 24.     Approval of Stockholders

          The Plan became effective upon approval of the Company’s stockholders at the Annual Meeting of Stockholders in May 1993. The Plan began operation on January 1, 1993. The Plan was amended and restated, effective June 1, 2001, upon approval of the Company’s stockholders at the Annual Meeting of Stockholders in May 2001. This amendment and restatement, effected solely to reflect the name change of the Company, was approved by the Board of Directors on January 30, 2003.

APPENDIX A

DEFINITIONS

          As used in this Plan, the following words and phrases shall have the meanings specified below:

          1.      Authorization. A form submitted by an employee to the Company’s Human Resources Department which (i) authorizes payroll deductions as provided in Article 7 or Article 8, (ii) authorizes the cessation of payroll deductions as provided in Article 8, or (iii) states the intent of the employee to withdraw from the Plan as provided in Article 9.

          2.      Board of Directors. The Board of Directors of HCA Inc.

          3.      Closing Market Price. The closing price of the Common Stock as reported in the consolidated trading of the New York Stock Exchange listed securities; provided that if there should be any material alteration in the present system of reporting sales prices of such Common Stock, or if such Common Stock should no longer be listed on the New York Stock Exchange, the market value of the Common Stock as of a particular date shall be determined in such a method as shall be specified by the Committee.

          4.      Code. The Internal Revenue Code of 1986, as amended from time to time.

          5.      Commencement Date. The first day of each Payment Period.

          6.      Committee. The Compensation Committee of the Board of Directors or whatever other committee may be delegated by the Board of Directors the authority to administer the Plan.

          7.      Common Stock. Those shares of common stock of the Company which are reserved pursuant to Article 3 for issuance upon the exercise of options granted under this Plan.

          8.      Covered Compensation. Amounts paid to a participant constituting base compensation for services including shift or other regular compensatory premiums, and payments in substitution for base pay such as vacation, holiday, and sick pay, but not including overtime, bonuses or short-term or long-term disability payments. Covered Compensation shall not include any distributions from a plan of deferred compensation, any income realized with respect to a stock option or with respect to the grant of shares of stock (including income realized when any such shares become freely transferable or are no longer subject to a substantial risk of forfeiture). Covered Compensation shall include elective deferrals to a qualified plan under Section 401(k) of the Code, salary reduction contributions to a cafeteria plan under Section 125 of the Code, and elective deferrals to a nonqualified deferred compensation plan.

          9.      Effective Date. April 1, 2003.

          10.     Option Price. The price per share of Common Stock to be charged to participants for each Payment Period as provided in Article 4.

          11.     Participating Subsidiary. A Subsidiary whose employees are eligible to participate in the Plan as provided in Article 17.

          12.     Payment Period. Successive periods of six (6) months (i) commencing on June 1 and ending on November 30 and (ii) commencing on December 1 and ending on May 31.

          13.     Plan. The HCA Employee Stock Purchase Plan, as amended and restated.

          14.     Subsidiary. Any United States or foreign corporation (other than the Company) in an unbroken chain of corporations beginning with HCA Inc. if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.